Exhibit 1.1

SHARE REPURCHASE AGREEMENT

November 14, 2022

By and among

AERSALE CORPORATION

and

GREEN EQUITY INVESTORS CF, L.P.

GREEN EQUITY INVESTORS SIDE CF, L.P.

LGP ASSOCIATES CF, LLC

FLORIDA GROWTH FUND LLC

CONTENTS

Article Page

1. Repurchase	2
2. Representations and Warranties of the Selling Stockholders	2
3. Representations and Warranties of the Company	3
4. Conditions to Closing	4
5. Tax Treatment	4
6. Miscellaneous	4

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SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 14, 2022,

BY AND AMONG:

(1)	AERSALE CORPORATION, a Delaware corporation (the “Company”); and

(2)	GREEN EQUITY INVESTORS CF, L.P. a Delaware limited partnership (“Green Equity);

(3)	GREEN EQUITY INVESTORS SIDE CF, L.P., a Delaware limited partnership (“Green Equity Side”);

(4)	LGP ASSOCIATES CF, LLC, a Delaware limited liability company (“LGP Associates” and, together with Green Equity and Green Equity Side, the “LGP Selling Stockholders”); and

(5)	FLORIDA GROWTH FUND LLC, a Delaware limited liability company (the “FGF Selling Stockholder” and together with the LGP Selling Stockholders, the “Selling Stockholders,” or each, a “Selling Stockholder”), which are selling Shares (as defined below) in the Secondary Offering (as defined below).

WHEREAS:

(A)	The LGP Selling Stockholders own an aggregate of 23,585,990 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);

(B)	The FGF Selling Stockholder owns 782,717 shares of Common Stock;

(C)	The Company and the Selling Stockholders propose to enter into a transaction (the “Repurchase Transaction”) whereby the Selling Stockholders shall sell to the Company and the Company shall purchase from the Selling Stockholders an aggregate of 1,500,000 shares of Common Stock (the “Repurchase Shares”) at the Per Share Repurchase Price (as defined below); and

(D)	The Selling Stockholders propose to sell through an underwritten public offering registered with the Securities and Exchange Commission (the “Secondary Offering”) an aggregate of 4,000,000 of shares of Common Stock (the “Secondary Shares”).

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Repurchase

1.1	Repurchase of Shares

Each Selling Stockholder shall sell to the Company, and the Company shall purchase from each Selling Stockholder, the respective number of Repurchase Shares set forth opposite the names of the Selling Stockholders in Schedule A hereto, under the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements contained herein, at the Closing (as defined below), at the per share price at which the Secondary Shares are sold to the underwriter(s) through the Secondary Offering (the “Per Share Repurchase Price”).

1.2	Closing

(a)	The closing of the Repurchase Transaction (the “Closing”) shall take place via the electronic exchange of documents and signature pages immediately subsequent to the satisfaction or waiver of the conditions set forth in Section 4 herein (with the date upon which such satisfaction or waiver occurs being referred to here as the “Closing Date”) or at such other time, date or place as the Selling Stockholders and the Company may agree in writing.

(b)	At the Closing, each Selling Stockholder shall deliver to the Company the respective number of Repurchase Shares set forth opposite the name of such Selling Stockholder in Schedule A hereto, duly endorsed for transfer to the Company, or as instructed by the Company, and the Company agrees to deliver to each Selling Stockholder a dollar amount equal to the product of the Per Share Repurchase Price and the number of Repurchase Shares sold by such Selling Stockholder by wire transfer of immediately available funds.

2.	Representations and Warranties of the Selling Stockholders

Each Selling Stockholder severally and not jointly represents and warrants to the Company as follows:

(a)	Title to Repurchase Shares

Such Selling Stockholder has good and valid title to the Repurchase Shares to be sold at the Closing Date by such Selling Stockholder, free and clear of all liens, encumbrances, equities or adverse claims. Such Selling Stockholder will have, immediately prior to the Closing, good and valid title to the Repurchase Shares to be sold at the Closing Date by such Selling Stockholder, free and clear of all liens, encumbrances, equities or adverse claims; and, upon delivery of such Repurchase Shares and payment therefor pursuant hereto, good and valid title to such Repurchase Shares, free and clear of all liens, encumbrances, equities or adverse claims, will pass to the Company.

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(b)	Required Consents; Authority

Except as would not impair in any material respect the ability of such Selling Stockholder to consummate its obligations hereunder, all consents, approvals, authorizations, orders and qualifications necessary for the execution, delivery and performance by such Selling Stockholder of this Agreement, and for the sale and delivery of the Repurchase Shares to be sold by such Selling Stockholder hereunder, have been obtained; and such Selling Stockholder has full right, power and authority to enter into, execute and deliver this Agreement and to sell, assign, transfer and deliver the Repurchase Shares to be sold by such Selling Stockholder hereunder; this Agreement has been duly authorized, executed and delivered by or on behalf of such Selling Stockholder.

(c)	Receipt of Information

Such Selling Stockholder has received all the information it considers necessary or appropriate for deciding whether to consummate the Repurchase Transaction on the terms provided by this Agreement. Such Selling Stockholder has had an opportunity to ask questions of and to receive answers from, the Company concerning the Company, the Repurchase Shares and the transactions described in this Agreement. Such Selling Stockholder has had the opportunity to discuss with its tax advisors the consequences of the transactions described in this Agreement. Such Selling Stockholder has not received, nor is it relying on, any representations or warranties from the Company other than as provided herein, and the Company hereby disclaims any other express or implied representations or warranties with respect to itself.

3.	Representations and Warranties of the Company

The Company represents and warrants to the Selling Stockholders as follows:

(a)	Authority Relative to this Agreement

Except as would not impair in any material respect the ability of the Company to consummate its obligations hereunder, the Company has full corporate power and authority, and has obtained all approvals and consents required to enter into, to execute and deliver this Agreement and to perform its obligations hereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly taken.

(b)	Approvals

Except as would not impair in any material respect the ability of the Company to consummate its obligations hereunder, no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

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4.	Conditions to Closing

4.1	Completion of Secondary Offering

The obligations of the Company to purchase the Repurchase Shares at the Closing are subject to the fulfillment on or prior to the Closing of the condition that the Secondary Offering shall have been consummated in accordance with the terms and conditions of any underwriting or purchase agreement entered into in connection therewith.

5.	Tax Treatment

The Selling Stockholders and the Company agree to treat the Repurchase Transaction, after giving effect to the Secondary Offering, as “substantially disproportionate” with respect to each of the Selling Stockholders for purposes of Section 302(b)(2) of the Internal Revenue Code of 1986, as amended. The Selling Stockholders and the Company agree to file all relevant tax returns consistent with such tax treatment except upon a contrary final determination by an applicable taxing authority.

6.	Miscellaneous

6.1	Termination

This Agreement may be terminated at any time by the mutual written consent of each of the parties hereto. Furthermore, unless such date is extended by the mutual written consent of each of the parties hereto, this Agreement shall automatically terminate and be of no further force and effect in the event that the conditions in Section 4.1 of this Agreement have not been satisfied within ten (10) Business Days after the date hereof, provided, however, that this Agreement shall automatically terminate and be of no further force and effect in the event that the Secondary Offering has not priced by 5:00 PM eastern standard time on November 30, 2022.

6.2	Savings Clause

No provision of this Agreement shall be construed to require any party or its affiliates to take any action that would violate any applicable law (whether statutory or common), rule or regulation.

6.3	Amendment and Waiver

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if set forth in a writing executed by such party (and by the Company, in the case of any waiver by the Selling Stockholder). No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

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6.4	Severability

If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

6.5	Entire Agreement

Except as otherwise expressly set forth herein, this Agreement, together with the agreements and other documents and instruments referred to herein or therein or annexed hereto and executed contemporaneously herewith, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

6.6	Successors and Assigns

Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part by any party without the prior written consent of the other parties.

6.7	No Third Party Beneficiaries

No person other than the parties hereto shall have any rights or benefits under this Agreement, and nothing in this Agreement is intended to, or will, confer on any person other than the parties hereto any rights, benefits or remedies.

6.8	No Broker

Except as previously disclosed to each other party in writing, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement. Except as previously disclosed to each other party in writing, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

6.9	Counterparts

This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

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6.10	Notices

All notices and other communications to any party hereunder shall be in writing (including facsimile transmission and e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given,

If to Company:

AerSale Corporation
255 Alhambra Circle, Suite 435
Coral Gables, Florida
Attn: James Fry, Executive Vice President, General Counsel and Corporate Secretary
Email: [*********]@[**********]

If to LGP Selling Stockholders:

Leonard Green & Partners, L.P.,
11111 Santa Monica Boulevard, Suite 2000
Los Angeles, California 90025
Attn: Michael Kirton
Email: [*********]@[**********]

If to FGF Selling Stockholder:

Florida Growth Fund LLC,
110 Washington Street, Suite 1300
Conshohocken, Pennsylvania 19428
Attn: Kristin N. Jumper
Email: [*********]@[**********]

6.11	Governing Law; Consent to Jurisdiction

This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

6.12	Interpretation

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

[Signature Pages Follow]

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SIGNATORIES

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first set forth above.

AERSALE CORPORATION

By:	/s/ Nicolas Finazzo
Name: Nicolas Finazzo
Title: CEO

[Signature page to Share Repurchase Agreement]

GREEN EQUITY INVESTORS CF, L.P.
By: GEI Capital CF, LLC, its general partner

By:	/s/ Michael Kirton
Name: Michael Kirton
Title: Senior Vice President

GREEN EQUITY INVESTORS SIDE CF, L.P.
By: GEI Capital CF, LLC, its general partner

By:	/s/ Michael Kirton
Name: Michael Kirton
Title: Senior Vice President

LGP ASSOCIATES CF, LLC
By: Peridot Coinvest Manager LLC, its manager

By	/s/ Michael Kirton
Name: Michael Kirton
Title: Senior Vice President

FLORIDA GROWTH FUND LLC
By: HL Florida Growth LLC, its manager

By:	/s/ Kirstin N. Jumper
Name: Kirstin N. Jumper
Title: Autherized Person

[Signature page to Share Repurchase Agreement]

SCHEDULE A

Selling Stockholders	Number of Repurchase Shares to be Sold
Green Equity Investors CF, L.P.	1,069,790
Green Equity Investors Side CF, L.P.	381,819
LGP Associates CF, LLC	211
Florida Growth Fund LLC	48,180
Total	1,500,000